Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

Registration No. 333-213005-01

August 8, 2017

PRICING INFORMATION

OKLAHOMA GAS AND ELECTRIC COMPANY

$300,000,000 3.85% SENIOR NOTES, SERIES DUE AUGUST 15, 2047

Issuer	Oklahoma Gas and Electric Company
Ratings (Moody’s / S&P / Fitch)*	A1 (Negative) / A- (Stable) / A+ (Stable)
Principal Amount	$300,000,000
Collateral Type	Senior Unsecured Notes
Format	SEC Registered
Trade Date	August 8, 2017
Settlement Date (T+3)	August 11, 2017
Maturity	August 15, 2047
Interest Payment Dates	Semi-annual payments on February 15 and August 15 of each year, beginning February 15, 2018
Optional Redemption Provisions Make Whole Call Par Call	T + 15 bps (at any time before February 15, 2047) At any time on or after February 15, 2047
Benchmark Treasury	3.00% due February 15, 2047
Benchmark Treasury Yield	2.868%
Spread to Benchmark Treasury	T+100 bps
Reoffer Yield	3.868%
Coupon	3.85%
Price to Public	99.682% of the principal amount
CUSIP / ISIN	678858BS9 / US678858BS94
Joint Book-Running Managers	J.P. Morgan Securities LLC
MUFG Securities Americas Inc.
U.S. Bancorp Investments, Inc.
Co-managers	BOK Financial Securities, Inc.
KeyBanc Capital Markets Inc.
Morgan Stanley & Co. LLC

Note:  A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawn at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC at (212) 834-4533, MUFG Securities Americas Inc. at (877) 649-6848 or U.S. Bancorp Investments, Inc. at (877) 558-2607.